Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is between Dharmendra Kumar (“DK”) Sinha (“Employee” or “You”) and Rackspace US, Inc. (“Rackspace” or the “Company”).
This Agreement is entered into pursuant to, and in satisfaction of the Company’s severance obligations described in, the Confidential Memo Regarding Employment Transition between Employee and the Company dated August 21, 2026 (the “Memorandum”). The terms of this Agreement govern the release of claims, restrictive covenants, and other separation terms described herein. The provisions of the Memorandum concerning the Transition Period and the transition priorities described therein remain in effect according to their terms.
1.Termination of Employment Relationship. Your employment relationship with the Company terminated on the “Employment End Date” set forth on the Severance Summary Exhibit attached to this Agreement. At the time of your termination, the Company provided you with materials relating to Claims for unemployment benefits and a Notice to Employee as to Change in Relationship, which provides a brief summary of the termination of the employment relationship.
2.Severance Payments. In exchange for the promises contained in this Agreement, and subject to your compliance with this Agreement, Rackspace will pay you the severance amount outlined on the Severance Summary Exhibit of this Agreement, less applicable withholdings and other ordinary payroll deductions (the “Severance Amount”). This Severance Amount does not include any unpaid wages through your Employment End Date, earned commissions, if applicable, or any other payments outlined below, which will be paid separately. It also does not include payment for any accrued but unused paid time off, which will be paid in accordance with applicable law and current Company policy. The Severance Amount will be paid in equal, biweekly installments, as outlined on the Severance Summary Exhibit, beginning on the first or second payroll date after the Effective Date of this Agreement. These installment payments will continue until all payments have been made unless you: (i) are in breach of or do not comply with any of the obligations set forth in this Agreement as determined by the Company or (ii) are rehired by Rackspace in any capacity during the payment period. The Severance Amount is separate from, and does not include or duplicate, the Additional Severance Benefits described below.
3.Additional Severance Benefits. In addition to the Severance Amount described above, the Company has agreed to provide you with the following severance benefits, in the same amounts you would receive under Section 8(c)(i) of your Employment Agreement with the Company dated July 13, 2022 (the “Employment Agreement”), regardless of whether Section 8(c)(i) applies to the characterization of your separation, and subject to your compliance with this Agreement, less applicable withholdings and other ordinary payroll deductions:
a.Base Salary Severance. An amount equal to twelve (12) months of your base salary in effect immediately prior to the Employment End Date, paid in periodic payments on the same schedule as the Severance Amount described above.

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b.Target Bonus. An amount equal to your target annual performance bonus (100% of your base salary in effect immediately prior to the Employment End Date), paid in periodic payments on the same schedule as the Severance Amount described above.

c.Pro-Rata Annual Bonus. A pro-rata portion of your actual annual performance bonus for fiscal year 2026, calculated based on the actual level of achievement of the applicable performance objectives, paid in a lump sum at the same time annual bonuses for 2026 are paid to the Company’s other US-based employees.
d.COBRA Lump Sum. A lump sum cash payment equal to the applicable premium cost for twelve (12) months of continued Company group health coverage for you and your covered spouse and dependents, if any, under COBRA, based on your health coverage elections in effect immediately prior to the Employment End Date (calculated using the premium for the first month of COBRA coverage), payable on the same date as the first installment of the Severance Amount, regardless of whether you elect COBRA continuation coverage.
The benefits described in this Section are being provided pursuant to Section 8(c) of the Employment Agreement notwithstanding that the Memorandum did not separately reference them. For the avoidance of doubt, the Severance Amount described above constitutes consideration for the unvested equity awards you would otherwise forfeit as a result of the termination of your employment, and does not include, offset, or duplicate any of the amounts described in this Section.
4.No Other Payments. After the Company pays you the amounts outlined in this Agreement, Rackspace is not obligated to make any additional severance, bonus or wage-related payments to you in any amount or for any purpose, other than any unpaid wages, earned commissions, or payment for paid time off as may be required by applicable law
5.Benefit Plan Coverage. Except as expressly provided in this Agreement, your participation in all Company-sponsored benefit plans shall terminate in accordance with the terms of each applicable plan and applicable law, effective as of your Employment End Date. Nothing in this Agreement shall be construed to create any new or vested rights to benefits beyond those provided by the terms of the applicable Benefit Plans. You may be eligible to elect continuation of group health coverage under COBRA and/or Cal-COBRA, as applicable, and information regarding such continuation rights will be provided in a separate written notice. Any continuation coverage, and any premium payments related to such coverage, shall be governed by applicable federal and California law and the terms of the applicable health plan(s). Nothing in this provision alters your rights, if any, to benefit continuation arising from any protected leave under federal or California law, which shall be administered in accordance with applicable statutes and regulations. See also the COBRA Lump Sum benefit described in Section 3 above.
6.Compliance with Agreement. To receive the payments and benefits described in this Agreement, you must comply with the terms of this Agreement. In the event you breach or fail to abide by the terms of this Agreement, Rackspace may permanently discontinue all remaining payments and benefits described herein that are conditioned on your adherence to the terms of this Agreement, in addition to other remedies which Rackspace may have under this Agreement or in equity or at law. Should Rackspace exercise its right to discontinue these payments, you will continue to be bound by this Agreement.

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7.Release and Waiver of Claims. In exchange for the promises in this Agreement, you agree to irrevocably and unconditionally release all Claims you may now have or that you could have asserted against the Released Parties as set forth in this section (“Claim(s)”). The “Released Parties” are Rackspace US, Inc., Rackspace Hosting, Inc., Datapipe, Inc. and all of their respective affiliates, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and with respect to each entity, all of its past and present employees, officers, directors, fiduciaries, agents, administrators, stockholders, owners, investors, and representatives, assigns, attorneys, agents, both in their individual and corporate capacities, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection.
You understand and agree that this general release of Claims against the Released Parties applies to any and all known and unknown Claims, damages, charges of discrimination, demands, losses, liabilities and causes of action, of any type that you may have against the Released Parties, which arose or occurred on or before the date you executed this Agreement. This general release of all Claims includes any Claims in connection with or arising from your employment with, or separation of employment from, Rackspace whether or not currently known to you or suspected to exist at the time of execution hereof.
You understand and agree that you are waiving and releasing all Claims against the Released Parties, of any known and unknown Claims, promises, causes of action, including but not limited to breach of contract, conversion, invasion of privacy, intentional infliction of emotional distress, promissory estoppel, equitable estoppel, assault, battery, defamation, disparagement, negligence, fraud, torts, and any and all similar rights of any type that you may have against any Released Party.

You further understand that the Claims that you are releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to: the Age Discrimination in Employment Act, if applicable, Title VII of the Civil Rights Act; Section 1981 of the Civil Rights Act; Executive Order 11246; the Equal Pay Act; Lilly Ledbetter Fair Pay Act; the Americans with Disabilities Act, as amended, Section 503 and 504 of the Rehabilitation Act; the Genetic Information Nondiscrimination Act; the Texas Workers’ Compensation Act; Chapter 21 of the Texas Labor Code; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Defend Trade Secrets Act; the California Constitution; the California Family Rights Act; the California Labor Code; the California Business and Professions Code, the California Civil Code; the California Government Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; the California Private Attorneys General Act; the Unruh Civil Rights Act; any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; Claims for physical or personal injury (including, but not limited to, Claims based on the negligence of the Released Parties), wrongful discharge, intentional infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, negligent infliction of emotional distress, defamation, invasion of privacy, conversion, theft, interference with contract or with prospective economic advantage, negligent investigation, Claims for wages, severance, bonus, salary,

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commission and/or benefits, breach of express or implied contract, and breach of covenants of good faith and fair dealing, and similar or related Claims. Nothing in this section is intended to limit or restrict any rights that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished, including any right that you may have under California Labor Code Section 2802 to indemnification of your expenses or losses incurred in discharging your duties. However, you acknowledge that you have submitted and/or received reimbursement for all expenses incurred up to the date of execution of this Agreement.
PLEASE NOTE THAT THIS RELEASE INCLUDES A RELEASE OF CLAIMS FOR NEGLIGENCE AND GROSS NEGLIGENCE. THIS DOCUMENT IS INTENDED TO BE A COMPLETE RELEASE OF ALL CLAIMS.
You understand that you are releasing Claims up to and including the date you sign this Agreement, including Claims that you may not know about. You affirm that this is your knowing and voluntary intent, even though you recognize that someday you might learn that some or all of the facts you currently believe to be true are untrue, and even though you might then regret having signed this Release. Nevertheless, you are assuming that risk, and you agree that this Release will remain effective in all respects in any such case. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown Claims. You understand the significance of doing so. This Agreement does not release any Claims or causes of action that accrue or arise after the date you sign this Agreement.
California Civil Code Section 1542. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown Claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
You, with awareness of this code section, and understanding that you are a creditor for purposes of this section, agree to expressly waive any rights you may have under it, as well as under any other statute or common law principles of similar effect.

8.Covenant Not to Sue. You covenant and agree that you will not now or at any time in the future commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on your behalf or as a member of any alleged class of persons, any action, suit, proceeding, Claim, or complaint of any kind against any of the Released Parties with respect to any matter which arises from or relates to your employment with the Released Parties or the termination thereof or which is encompassed in the release set forth above. Nothing in this Agreement prevents you from (i) filing a Claim to enforce the terms of this Agreement; (ii) asserting a Claim arising after the Effective Date of this Agreement; or (iii) filing a charge with the Equal Employment Opportunity Commission (EEOC) or participating in any EEOC investigation or proceeding. You promise, however, never to seek or accept any damages, remedies or other relief for you personally with respect to any Claim released by this Agreement.

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9.Certain Actions Not Prohibited. Nothing in this Agreement is intended to interfere with your right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, to respond to law enforcement inquiries or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. By signing this Agreement, you acknowledge that nothing in this Agreement shall affect any eligibility that you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission (“SEC”) or any other government agency or official. Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Commission (“OSHA”) or any other federal, state or local agency with similar responsibilities. Likewise, this waiver will not be used to justify interfering with the protected right of any employee to file a charge or participate in an investigation or proceeding conducted by the EEOC, the NLRB, OSHA or any similar agency. However, to the fullest extent permitted by applicable law, you waive the right to receive or participate in any payment or benefits arising out of any such proceeding.
10.Confidentiality of The Agreement. You will not directly or indirectly disclose any provision of this Agreement to any person or entity other than (i) any legal or other professional advisor(s), (ii) immediate family members, or (iii) any governmental agency. You will not copy this Agreement except as necessary to provide a copy to any legal advisor or any governmental agency. This provision is not intended to prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. In addition, you understand that nothing contained in this Agreement limits your rights under the National Labor Relations Act.
11.Consultation with Counsel. You are advised to review this Agreement with an attorney, at your expense, concerning its effect prior to signing it. By signing this Agreement, you acknowledge that you have been given an opportunity to consult with counsel about the terms and provisions in this Agreement.
12.Confidential Information and Return of Company Property.
a.Employee acknowledges and agrees that Sections 4 (Nondisclosure of Confidential Information), 5 (Non-Hire of Company Employees), 6 (Non-Solicitation of Customers and Suppliers), and 9 (Ownership of Materials) of Employee’s Employment Agreement remain in full force and effect according to their terms following the termination of Employee’s employment, in each case to the extent enforceable under applicable law. In the event of any conflict between the surviving terms of the Employment Agreement and the terms of this Agreement, the terms of this Agreement will control.
b.Within two weeks following your Employment End Date, you will return to the Company all property belonging to the Company that you possess or possessed but provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on a removable drive, home computer, or in any other form) and video or tape recordings of any kind other than personal materials relating solely to you. You warrant and represent that you have not retained, distributed or caused to be distributed, and will not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this section.

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c.You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation against the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.
13.Representation. You acknowledge that you are not relying on any representations that are not in this Agreement when deciding to sign the Agreement. Rackspace would not have agreed to pay the consideration you are receiving in exchange for this Agreement but for the representations and promises you are making by signing it. You acknowledge and represent that you have not suffered any job-related wrongs or injuries, such as any type of discrimination or workplace injury, for which you might still be entitled to compensation or relief now or in the future. You have properly reported all hours that you have worked and have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that Rackspace or any Released Party should have paid you in the past.
14.Cooperation. You agree to cooperate with the Company and its designated attorneys, representatives and agents in connection with the transition of your duties, any actual or threatened judicial, administrative, or other legal or equitable proceeding in which the Company is or may become involved. Upon reasonable notice, you agree to meet with and provide the Company and its designated attorneys, representatives or agents all information and knowledge you may have relating to the subject matter of any such proceeding. Rackspace agrees to reimburse you for any reasonable pre-approved out of pocket expenses incurred by you as a result of your cooperation.
15.Payment Timing; Section 409A. Notwithstanding anything in this Release to the contrary, the Parties hereto agree and acknowledge that Section 16 of the Employment Agreement is hereby incorporated by reference and that any payments or benefits owed to Employee pursuant to this Release are intended to be made in a manner that is either (i) exempt from Section 409A of the Code (“Section 409A”) or (ii) compliant with Section 409A. Without limiting the foregoing, (x) if Employee is deemed at the time of Employee’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and any payment, compensation or other benefit provided to Employee in connection with his termination of employment is determined in whole or part, to constitute “non-qualified deferred compensation” within the meaning of Section 409A, no part of such payment, compensation or other benefit shall be paid to Employee prior to the earlier of (A) the day that is the first business day after the expiration of the six-month period measured from the date of Employee’s “separation from service”, and (B) the date of Employee’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid to Employee in a lump sum, and any remaining payments, compensation or other benefits shall be paid as otherwise provided herein; and (y) for purposes of Section 409A, Employee’s right to receive installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments.

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16.Tax Consequences. You acknowledge and agree that you are solely responsible for the tax consequences to you of any benefits conferred on you, or any payments made to you or on your behalf, under the terms of this Agreement. Rackspace has not made any representations to you concerning any possible tax consequences of any payments made pursuant to this Agreement.
17.Arbitration. All Claims and matters in question arising out of this Agreement or the relationship between the Parties, whether sounding in contract, tort, a statutory cause of action or otherwise, will be resolved by binding arbitration pursuant to the Federal Arbitration Act. Either Party, however, may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement; enforce or vacate an arbitration award; or seek injunctive relief. This arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“National Rules”) in effect at the time the dispute arose. There will be one arbitrator selected pursuant to the National Rules, unless the Parties agree on a different arbitration service. The arbitrator will issue a reasoned award within six (6) months of the filing of the arbitration notice. The Company will pay for all costs unique to arbitration. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless the parties agree otherwise, the arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative, collective or class proceeding. If this specific provision is found to be unenforceable, then the entirety of this arbitration provision shall be null and void.
18.Jurisdiction. The substantive laws of California govern this Agreement.
19.Headings. The headings in this Agreement were used for administrative convenience only and will not be used in interpreting or construing the meaning of any provision.
20.Invalid Provision. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement will not be affected thereby, and such illegal or invalid part, term, or provision will be deemed not to be part of this Agreement. The remaining provisions will nevertheless survive and continue in full force and effect.
21.Interpretation. This Agreement will be construed as a whole according to its fair meaning. It will not be construed strictly for or against you. Unless the context indicates otherwise, the singular or plural number will be deemed to include the other. Captions are intended solely for the convenience of reference and will not be used in the interpretation of this Agreement.
22.Review and Revocation Period. In conformity with the Older Workers Benefit Protection Act (OWBPA), you acknowledge that (i) this Agreement is written in a manner calculated to be understood by you, (ii) this Agreement represents your knowing and voluntary waiver and release of any and all Claims that you might have, including any such Claims arising under the Age Discrimination in Employment Act of 1967, as amended (the ADEA), (iii) you have not waived any Claim under the ADEA that may arise after the date you execute this Agreement, (iv) the consideration you will receive in exchange for this Agreement (i.e., the payments and benefits set forth above) is something of value to which you are not already entitled, (v) you are hereby being advised to consult with an attorney prior to executing this Agreement, (vi) you have

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been given, at least forty-five (45) days to consider this Agreement, together with any disclosures required by the OWBPA, and (vii) you have seven days following your execution of this Agreement in which to revoke it by written notice of revocation that must be emailed to and received by askhr@rackspace.com no later than the seventh day after you have signed this Agreement. If signed and not revoked, this Agreement will become effective and enforceable the later of (i) your Employment End Date or (ii) the eighth day after your execution of this Agreement without revocation (the “Effective Date”).
23.Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.
24.Entire Agreement. This Agreement represents the entire agreement by and between the parties and there are no other agreements or understandings related to your employment with any of the Released Parties or the subject matter of this Agreement other than your equity grant agreement(s), if any, and the surviving provisions of your Employment Agreement referenced above, which survive the end of your employment and continue in effect. You represent and acknowledge that: (a) in executing this Agreement, you are not relying, and have not relied, on any representation(s) by any of the Released Parties, except as expressly contained in this Agreement and that you relied on your own judgment; and (b) you have not transferred or assigned, to any person or entity, any Claim involving any of the Released Parties or any portion thereof or interest therein. This Agreement may not be changed except by written agreement signed by the parties.
25.Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement will inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the parties.
26.Review by Employee. You acknowledge the following:
(1)That you carefully read this Agreement, and that you understand it;
(2)That you were advised and have had the opportunity to consult an attorney, at your expense, regarding the terms and meaning of this Agreement;
(3)That you understand your deadline to consider whether to agree to and accept this Agreement;
(4)That you understand that the Agreement is effective and enforceable on the Effective Date as defined above.

[SIGNATURE PAGE FOLLOWS]

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PLEASE READ THIS AGREEMENT CAREFULLY AND CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, INCLUDING CLAIMS BASED ON NEGLIGENCE. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL REVIEW PERIOD AFFORDED UNDER THIS AGREEMENT AND YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOOSING.

BY SIGNING THIS AGREEMENT AND GENERAL RELEASE, YOU AGREE THAT YOU READ IT AND UNDERSTAND IT AND THAT YOU HAVE KNOWINGLY AND VOLUNTARILY SIGNED THIS DOCUMENT AND AGREE TO EACH OF THE TERMS AND CONDITIONS BELOW. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

Employee:
By: /s/ Dharmendra Kumar Sinha	Date:	14 September 2026
Dharmendra Kumar Sinha

Rackspace:
By: /s/ Kellie Teal-Guess	Date:	14 September 2026
Kellie Teal-Guess
On Behalf of Rackspace

IF YOU AGREE, PLEASE ELECTRONICALLY SIGN THIS AGREEMENT THROUGH DOCUSIGN PRIOR TO THE DEADLINE.

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SEVERANCE SUMMARY EXHIBIT

Employee Name: Dharmendra Kumar Sinha
Employment End Date: September 14, 2026
Severance Payment:    $1,500,000.00
Number of Severance Payment Installments:    26 (paid biweekly over approximately one year)
Base Salary Severance: An amount equal to 12 months of base salary in effect immediately prior to the Employment End Date (see Additional Severance Benefits section)
Target Bonus: 100% of base salary in effect immediately prior to the Employment End Date (see Additional Severance Benefits section)
Pro-Rata Annual Bonus: Calculated per the Additional Severance Benefits section when 2026 bonuses are paid to other US-based employees
COBRA Lump Sum: An amount equal to 12 months of COBRA premium based on elections in effect immediately prior to the Employment End Date (see Additional Severance Benefits section)
Human Resources Contact: AskHR@Rackspace.com

Please review your personal information in Workday including payment elections, mailing address and personal email address, and make any updates before your exit date. Visit the How to Change your Contact Information in Workday help guide in the AskHR portal, for instructions.

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